Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact: Mary Twinem 952.253.0731	Mary Twinem – CFO

Buffalo Wild Wings, Inc. Announces
Third Quarter Earnings per Share of $0.57

Minneapolis, Minnesota, October 23, 2012 – Buffalo Wild Wings, Inc. (NASDAQ: BWLD), announced today financial results for the third quarter ended September 23, 2012. Highlights for the third quarter versus the same period a year ago were:

o	Total revenue increased 24.8% to $246.9 million

o	Company-owned restaurant sales grew 26.2% to $228.4 million

o	Same-store sales increased 6.2% at company-owned restaurants and 5.8% at franchised restaurants

o	Net earnings decreased 5.0% to $10.7 million from $11.3 million, and earnings per diluted share decreased 6.6% to $0.57 from $0.61

Sally Smith, President and Chief Executive Officer, commented, “We’re pleased with our strong top-line growth of nearly 25% in the third quarter. We focused on operational excellence at the restaurant level and our teams delivered strong same-store sales. In addition, we leveraged on labor, operating, and occupancy expenses. High cost of sales and incremental preopening expenses moderated our bottom-line expansion, producing earnings per diluted share of $0.57 compared to $0.61 in 2011.”

Total revenue increased 24.8% to $246.9 million in the third quarter compared to $197.8 million in the third quarter of 2011. Company-owned restaurant sales for the quarter increased 26.2% over the same period in 2011, to $228.4 million, driven by a company-owned same-store sales increase of 6.2% and 55 additional company-owned restaurants at the end of third quarter 2012 relative to the same period in 2011. Franchise royalties and fees increased 10.2% to $18.4 million for the quarter versus $16.7 million in the third quarter of 2011. This increase is attributed to a franchise same-store sales increase of 5.8% and 13 additional franchised restaurants at the end of the period versus a year ago.

Average weekly sales for company-owned restaurants were $52,561 for the third quarter of 2012 compared to $49,461 for the same quarter last year, a 6.3% increase. Franchised restaurants averaged $55,608 for the period versus $51,350 in the third quarter a year ago, an 8.3% increase.

For the third quarter, net earnings decreased 5.0% to $10.7 million versus $11.3 million in the third quarter of 2011. Earnings per diluted share were $0.57, as compared to third quarter 2011 earnings per diluted share of $0.61.

2012 and 2013 Outlook

Ms. Smith remarked, “With the excitement of football season, the entire Buffalo Wild Wings team is focused on maximizing sales as we have strong prior year same-store sales to eclipse during the next two quarters. Same-store sales are about 3.8% at company-owned restaurants and 5.6% at franchised locations for the first four weeks of the fourth quarter compared to 6.6% and 5.3%, respectively, for the same period last year. Our unit growth will continue and we expect to open at least 24 new company-owned and 20 new franchised restaurants before year end. We completed the purchase of nine franchised locations and are positioned to acquire an additional nine locations this quarter. With continued leveraging of expenses and the benefit of a 53rd week, we will partially offset the continuing high wing costs and estimate our net earnings growth for 2012 will be 15%.”

Ms. Smith concluded, “We are a vibrant and resilient brand. In 2013, we will open more than 60 company-owned and 45 franchised restaurants, and should achieve the 1,000 unit mark by the end of the year. We now anticipate we can expand to 1,700 locations in North America, with additional growth abroad. We’ll begin to realize the benefit of strategies we’ve been working on over the past year. We have an enhanced Guest service strategy along with new innovations in food, beverage, and technology that will drive revenue. With this growth and financial diligence, we have a goal for 2013 to achieve 20% net earnings growth on a 52-week basis.”

Buffalo Wild Wings will be hosting a conference call today, October 23, 2012 at 4:00 p.m. Central Daylight Time to discuss these results. There will be a simultaneous webcast conducted at our website www.buffalowildwings.com.

A replay of the call will be available until October 30, 2012. To access this replay, please dial 1.858.384.5517 password 4568234.

About the Company

Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, Minnesota, is a growing owner, operator and franchisor of Buffalo Wild Wings Grill & Bar™ restaurants featuring a variety of boldly-flavored, made-to-order menu items including its namesake Buffalo, New York-style chicken wings. The Buffalo Wild Wings’ menu specializes in 20 mouth-watering signature sauces and seasonings with flavor sensations ranging from Sweet BBQ™ to Blazin’®. Guests enjoy a welcoming neighborhood atmosphere that includes an extensive multi-media system for watching their favorite sporting events. Buffalo Wild Wings is the recipient of hundreds of "Best Wings" and "Best Sports Bar" awards from across the country. There are currently more than 861 Buffalo Wild Wings locations across 48 states in the United States, as well as in Canada.

Forward-looking Statements

Various remarks we make about future expectations, plans, and prospects for the company constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements relate to our future financial and store performance measures and growth goals for 2012 and beyond, including but not limited to those relating to our third quarter sales trends and projected unit and net earnings growth rates for 2012 and beyond. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are based upon the current beliefs and expectations of our management. We have attempted to identify forward-looking statements by terminology, including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. Actual results may vary materially from those contained in forward-looking statements based on a number of factors, including, but not limited to, our ability to achieve and manage our planned expansion, the ability of our franchisees to open and manage new restaurants, market acceptance in the new geographic regions we enter (particularly non-U.S. locations), unforeseen obstacles in developing nontraditional sites or non-U.S. locations, our ability to obtain and maintain licenses and permits necessary to operate our existing and new restaurants, our franchisees’ adherence to our practices, policies and procedures, the cost of commodities such as traditional chicken wings, the success of our key initiatives and our advertising and marketing campaigns, our ability to control restaurant labor and other restaurant operating costs, the continued service of key management personnel, our ability to protect our name and logo and other proprietary information, economic conditions (including changes in consumer preferences or consumer discretionary spending), the impact of federal, state or local government regulations relating to our employees, the sale of food and alcoholic beverages, the effect of competition in the restaurant industry, and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission, including the factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 25, 2011, as updated in subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

# # #

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Dollar and share amounts in thousands except per share data)

(unaudited)

	Three months ended		Nine months ended
	September 23, 2012	September 25, 2011	September 23, 2012	September 25, 2011
Revenue:
Restaurant sales	$228,418	181,036	681,284	514,459
Franchise royalties and fees	18,441	16,727	55,420	49,555
Total revenue	246,859	197,763	736,704	564,014

Costs and expenses:
Restaurant operating costs:
Cost of sales	71,263	51,655	213,213	143,654
Labor	68,804	54,783	203,710	154,970
Operating	34,626	28,537	99,772	78,134
Occupancy	13,458	11,195	39,349	32,081
Depreciation and amortization	16,818	12,748	48,439	35,701
General and administrative	21,813	18,336	62,213	53,394
Preopening	4,535	3,864	8,662	10,367
Loss on asset disposals and store closures	788	612	2,122	1,515
Total costs and expenses	232,105	181,730	677,480	509,816
Income from operations	14,754	16,033	59,224	54,198
Investment income (loss)	418	(374)	713	(170)
Earnings before income taxes	15,172	15,659	59,937	54,028
Income tax expense	4,464	4,393	19,322	17,228
Net earnings	$10,708	11,266	40,615	36,800
Earnings per common share – basic	$0.58	0.61	2.19	2.01
Earnings per common share – diluted	0.57	0.61	2.17	2.00
Weighted average shares outstanding – basic	18,589	18,352	18,573	18,330
Weighted average shares outstanding – diluted	18,723	18,520	18,675	18,433

The following table expresses results of operations as a percentage of total revenue for the periods presented, except for restaurant operating costs which are expressed as a percentage of restaurant sales:

	Three months ended		Nine months ended
	September 23, 2012	September 25, 2011	September 23, 2012	September 25, 2011
Revenue:
Restaurant sales	92.5%	91.5%	92.5%	91.2%
Franchising royalties and fees	7.5	8.5	7.5	8.8
Total revenue	100.0	100.0	100.0	100.0

Costs and expenses:
Restaurant operating costs:
Cost of sales	31.2	28.5	31.3	27.9
Labor	30.1	30.3	29.9	30.1
Operating	15.2	15.8	14.6	15.2
Occupancy	5.9	6.2	5.8	6.2
Depreciation and amortization	6.8	6.4	6.6	6.3
General and administrative	8.8	9.3	8.4	9.5
Preopening	1.8	2.0	1.2	1.8
Loss on asset disposals and store closures	0.3	0.3	0.3	0.3
Total costs and expenses	94.0	91.9	92.0	90.4
Income from operations	6.0	8.1	8.0	9.6
Investment income (loss)	0.2	(0.2)	0.1	0.0
Earnings before income taxes	6.1	7.9	8.1	9.6
Income tax expense	1.8	2.2	2.6	3.1
Net earnings	4.3	5.7	5.5	6.5

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands)

(unaudited)

	September 23, 2012	December 25, 2011
Assets
Current assets:
Cash and cash equivalents	$31,322	20,530
Marketable securities	52,511	39,956
Accounts receivable – net of allowance of $25	17,785	12,165
Inventory	6,511	6,311
Prepaid expenses	3,128	3,707
Refundable income taxes	2,355	7,561
Deferred income taxes	7,249	6,323
Restricted assets	36,266	42,692
Total current assets	157,127	139,245

Property and equipment, net	346,963	310,170
Other assets	27,979	28,174
Goodwill	17,777	17,770
Total assets	$549,846	495,359

Liabilities and Stockholders’ Equity
Current liabilities:
Unearned franchise fees	$1,815	1,852
Accounts payable	37,591	30,089
Accrued compensation and benefits	33,595	30,499
Accrued expenses	11,614	7,580
System-wide payables	36,503	44,250
Total current liabilities	121,118	114,270

Long-term liabilities:
Other liabilities	1,679	1,544
Deferred income taxes	35,826	38,512
Deferred lease credits, net of current portion	25,381	23,047
Total liabilities	184,004	177,373

Commitments and contingencies
Stockholders’ equity:
Undesignated stock, 1,000,000 shares authorized; none issued	—	—
Common stock, no par value. Authorized 44,000,000 shares; issued and outstanding 18,590,352 and 18,377,920, respectively	120,268	113,509
Retained earnings	245,387	204,772
Accumulated other comprehensive income (loss)	187	(295)
Total stockholders’ equity	365,842	317,986
Total liabilities and stockholders’ equity	$549,846	495,359

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollar amounts in thousands)

(unaudited)

	Nine months ended
	September 23, 2012	September 25, 2011
Cash flows from operating activities:
Net earnings	$40,615	36,800
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation	46,409	35,065
Amortization	2,030	636
Loss on asset disposals and store closures	1,757	1,279
Deferred lease credits	2,966	2,703
Deferred income taxes	(3,612)	8,220
Stock-based compensation	6,207	8,642
Excess tax benefit from stock issuance	(2,024)	(700)
Change in operating assets and liabilities:
Trading securities	(850)	37
Accounts receivable	(7,712)	(5,752)
Inventory	(199)	(632)
Prepaid expenses	583	(1,019)
Other assets	(1,826)	(2,216)
Unearned franchise fees	(37)	(124)
Accounts payable	2,088	5,704
Income taxes	7,230	2,877
Accrued expenses	13,162	13,322
Net cash provided by operating activities	106,787	104,842

Cash flows for investing activities:
Acquisition of property and equipment	(79,007)	(84,651)
Purchase of marketable securities	(123,943)	(78,690)
Proceeds of marketable securities	112,238	94,387
Net cash used in investing activities	(90,712)	(68,954)

Cash flows for financing activities:
Issuance of common stock	1,147	870
Tax payments for restricted stock units	(8,447)	(2,481)
Excess tax benefit from stock issuance	2,024	700
Net cash used in financing activities	(5,276)	(911)
Effect of exchange rate changes on cash and cash equivalents	(7)	(86)
Net increase in cash and cash equivalents	10,792	34,891

Cash and cash equivalents at beginning of period	20,530	15,309
Cash and cash equivalents at end of period	$31,322	50,200

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
Supplemental Information

Restaurant Count

Company-owned Restaurants:

	Q1	Q2	Q3	Q4
2012	327	330	343
2011	263	277	288	319
2010	235	234	244	259
2009	206	215	220	232
2008	165	169	187	197

Franchised Restaurants:

	Q1	Q2	Q3	Q4
2012	505	505	511
2011	488	492	498	498
2010	430	447	457	473
2009	373	383	400	420
2008	340	346	348	363

Same-Store Sales

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2012	9.2%	5.3%	6.2%
2011	3.9%	5.9%	5.7%	8.9%	6.1%
2010	0.1%	(0.1%)	2.6%	(0.3%)	0.6%
2009	6.4%	2.8%	0.8%	2.6%	3.1%
2008	4.1%	8.3%	6.8%	4.5%	5.9%

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2012	7.3%	5.5%	5.8%
2011	1.6%	2.7%	4.2%	5.9%	3.6%
2010	0.7%	(0.7%)	0.3%	(1.1%)	(0.2%)
2009	6.0%	3.7%	1.9%	2.0%	3.4%
2008	2.1%	4.5%	2.1%	2.5%	2.8%

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
Supplemental Information

Average Weekly Sales Volumes

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2012	$55,131	51,524	52,561
2011	48,845	47,970	49,461	51,983	49,627
2010	45,327	43,021	44,394	45,595	44,601
2009	45,593	42,938	42,602	44,583	43,912
2008	41,438	40,572	42,400	43,864	42,141

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2012	$57,282	54,766	55,608
2011	52,744	50,995	51,350	53,385	52,081
2010	51,532	49,051	49,005	49,837	49,835
2009	50,729	48,619	48,458	50,115	49,479
2008	47,812	46,390	46,889	48,424	47,382